Exhibit 99.1
FOR IMMEDIATE RELEASE
For additional information contact:

Stephen C. Kircher, CEO	Ted Haberfield, Vice President
Solar Power, Inc.	HC International, Inc.
(916) 745-0900	(760) 755-2716
thaberfield@hcinternational.net
Solar Power, Inc. Announces Second Quarter
2009 Financial Results
ROSEVILLE, Calif.—August 13, 2009 — Solar Power, Inc. (OTCBB:SOPW), a vertically integrated international designer, manufacturer and marketer of photovoltaic (PV) modules and balance-of-system components and installer of PV solar electric systems for U.S. commercial, public and residential customers today announced results for the second quarter and six months ended June 30, 2009.
Second Quarter of 2009 Results:
Net sales for the second quarter of 2009 were $10.4 million compared to $10.0 million in net sales in the second quarter of 2008. Gross profit for the second quarter of 2009 was $1.6 million, or 14.9% of sales, compared to $1.4 million, or 13.8% of sales, for the second quarter of 2008. Operating expenses for the second quarter of 2009 were $3.2 million (30.4% of sales) compared to $3.3 million (33.0% of sales) for the same period last year. Other expenses, net, including interest and taxes were $21 thousand. Net loss for the second quarter of 2009 was $1.6 million, or $0.04 per basic and diluted share, compared to a net loss of $1.9 million, or $0.05 per basic and diluted share, in the second quarter of 2008. Weighted average number of common shares outstanding used in computing basic and diluted per share amounts for the three months ended June 30, 2009 and 2008 were 37,940,529 and 37,679,721, respectively.
Six Months Ended June 30, 2009 Results:
Net sales for the six months ended June 30, 2009 were $16.2 million compared to $15.9 million in net sales in the comparative period of 2008. Gross profit for the six months ended June 30, 2009 was $2.2 million, or 13.5% of sales, compared to $1.4 million, or 8.9% of sales, for the comparative period of 2008.
Operating expenses for the six months ended June 30, 2009 were $6.5 million (40.0% of sales) compared to $6.1 million (38.6% of sales) for the same period last year. Other expenses, net, including interest and taxes were $40 thousand. Net loss for the six months ended June 30, 2009 was $4.3 million, or $0.11 per basic and diluted share, compared to a net loss of $4.7 million, or $0.12 per basic and diluted share, in the comparative period of 2008. Weighted average number of common shares outstanding used in computing basic and diluted per share amounts for the six months ended June 30, 2009 and 2008 were 37,927,320 and 37,637,129, respectively.
Balance Sheet:
Assets included cash and cash equivalents at June 30, 2009 of $3.4 million and accounts receivable (net) and costs and estimated earnings in excess of billings of $7.5 million. Inventory was $6.6 million. Total assets were $21.3 million while total liabilities were $15.7 million. Common shares outstanding at June 30, 2009 were 37,943,826.
Recent Company Highlights:
•	The Company began installation on the 3.5 megawatt P.V. system at Aerojet in Rancho Cordova, CA. The first year environmental benefits of this system equate to offsetting approximately 8,270,000 car miles driven or the clean air benefits realized from planting 976,520 trees.

•	Solar Power, Inc. extended its global sales of its solar products to Europe and Australia and signed sales representation agreements with agents in the Balkans and Greece.

•	The Company completed one of Georgia’s largest solar systems and the second solar site for Cox Enterprises.

•	Utilizing 3,300 173-watt Solyndra panels, the Company was awarded, and began installation of its first Solyndra solar system at Costco in New Jersey with completion scheduled for the third quarter of 2009.

•	Two of the Company’s 200-watt modules were ranked number one and number two in comparative performance ratings awarded by the California Energy Commission (“CEC”). In April of 2009, Solar Power Inc. announced another of its 200-watt modules had been ranked number three by the CEC.
Management Comments:
“The second quarter of 2009 began to show the improvements in the solar market that we have been planning for,” said Steve Kircher, CEO of Solar Power, Inc. “The lack of available credit in the second quarter continued to make solar projects requiring financing difficult to complete. In spite of this, we successfully sold products and projects for cash into the solar markets and due to favorable pricing trends in silicon we were also able to increase our gross margin.”
“We commenced construction on our 3.5 megawatt project at Aerojet and our 500 kW system for Costco using Solyndra modules. That job will be completed in the third quarter” Mr. Kircher continued.
“Our international business development strategy continues to make solid progress. We continue to increase our base of customers. We shipped to 2 new international customers over the second quarter in addition to shipments made to existing customers. These products consist of both our highly rated solar modules and our proprietary racking systems,” Mr. Kircher pointed out. “We also added additional sales representatives in Australia, Greece and the Balkans to bolster our international presence.”
“In addition,’ Mr. Kircher stated, “we have initiated entry into utility-scale projects by optioning some properties that should develop nicely into this market segment and help create better visibility over the next few years for large-scale growth.”
“We also are repositioning our sales strategy for our Yes! residential systems by moving towards a distribution model selling directly to third-party integrators and/or through distribution networks across the U.S.” Mr. Kircher said, “With the favorable solar subsidies available throughout the U.S. on the residential front, we have decided that we can ramp revenues much faster through this model than through a traditional franchise system.”
“We continue to focus on delivering top-line growth with increasing margins by executing on our high-quality, low-cost manufacturing expertise. The solar industry appears to be well situated for growth and we continue to add opportunities to our expanding pipeline of business,” Mr. Kircher concluded.
2009 Outlook:
Despite tight credit markets and economic slowdown in both the commercial and residential channels, the Company expects revenues to grow throughout the balance of the year as solar incentives in the U.S. market and new financing programs for both residential and commercial customers become available. Based on first half financial results, current and anticipated commercial installations, and anticipated product sales to international markets, the Company revises its projected revenues to $60 to $70 million for 2009.
Conference Call Information:
The conference call will take place at 4:30pm EDT on Thursday, August 13, 2009. Interested participants should call 1-877-941-8632 when calling within the United States or 1-480-629-9821 when calling internationally.

A playback will be available through August 20, 2009. To listen, please call 1-800-406-7325 within the United States or 1-303-590-3030 when calling internationally. Utilize the pass code 4134647 for the replay.
This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=000068A6, or visiting www.solarpowerinc.net, or at ViaVid’s website at www.viavid.net, where the webcast can be accessed through May 21, 2009.
About Solar Power, Inc.:
Founded in 2005, Solar Power, Inc. is a vertically integrated solar energy solution provider offering the North American commercial and public sector building markets a complete solution through a single brand. The Company’s Yes! Solar Solutions™ subsidiary provides the U.S. small- to mid-sized business and residential market segments with turnkey PV solar systems through a growing dealer distribution network. Throughout Europe, Australia and Asia, the Company sells its products direct to distributors and turnkey solutions providers. Solar Power, Inc. operates from its Roseville, California headquarters.
Safe Harbor Statement:
The earnings release and conference call may contain certain “forward-looking statements” relating to the business of Solar Power, Inc., its subsidiaries and the solar industry, which can be identified by the use of forward looking terminology such as “believes, expects” or similar expressions. The forward looking statements contained in this press release include statements regarding the Company’s ability to execute its growth plan and meet revenue and sales estimates. These statements involve known and unknown risks and uncertainties, including, but are not limited to, general business conditions, managing growth, and political and other business risk. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in the Company’s reports filed with the Securities and Exchange Commission. Solar Power, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

SOLAR POWER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for share data)

	As of June 30,	As of December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$3,356	$5,915
Accounts receivable, net of allowance for doubtful accounts of $275 and $49 at June 30, 2009 and December 31, 2008, respectively	7,041	3,010
Costs and estimated earnings in excess of billings on uncompleted contracts	430	294
Inventories, net	6,583	4,665
Asset held for sale	138	—
Prepaid expenses and other current assets	751	771
Restricted cash	527	527

Total current assets	18,826	15,182

Goodwill	435	435
Restricted cash	273	—
Property, plant and equipment at cost, net	1,769	2,178

Total assets	$21,303	$17,795

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$11,754	$3,916
Accrued liabilities	2,968	3,058
Income taxes payable	249	248
Deferred revenue	184	—
Billings in excess of costs and estimated earnings on uncompleted contracts	21	160
Loans payable and capital lease obligations	337	342

Total current liabilities	15,513	7,724
Loans payable and capital lease obligations, net of current portion	142	311
Deferred revenue	—	125

Total liabilities	15,655	8,160

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, par $0.0001, 20,000,000 shares authorized, none issued and outstanding at June 30, 2009 and December 31, 2008	—	—
Common stock, par $0.0001, 100,000,000 shares authorized, 37,943,826 and 37,771,325 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	4	4
Additional paid in capital	28,362	28,029
Accumulated other comprehensive loss	(222)	(222)
Accumulated deficit	(22,496)	(18,176)

Total stockholders’ equity	5,648	9,635

Total liabilities and stockholders’ equity	$21,303	$17,795

SOLAR POWER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for share data)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales	$10,414	$10,046	$16,195	$15,879
Cost of goods sold	8,859	8,663	14,007	14,464

Gross profit	1,555	1,383	2,188	1,415

Operating expenses:
General and administrative	2,134	2,545	4,436	4,675
Sales, marketing and customer service	837	633	1,635	1,191
Engineering, design and product management	193	135	399	268

Total operating expenses	3,164	3,313	6,470	6,134

Operating loss	(1,609)	(1,930)	(4,282)	(4,719)

Other income (expense):
Interest expense	(16)	(48)	(28)	(74)
Interest income	1	66	5	105
Other income, net	(6)	5	(12)	6

Total other income	(21)	23	(35)	37

Loss before income taxes	(1,630)	(1,907)	(4,317)	(4,682)

Income tax expense	—	—	3	3

Net loss	$(1,630)	$(1,907)	$(4,320)	$(4,685)

Net loss per common share:
Basic and diluted	$(0.04)	$(0.05)	$(0.11)	$(0.12)

Weighted average number of common shares used in computing per share amounts	37,940,529	37,679,721	37,927,320	37,637,129